UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2013

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

At the Annual Meeting of Stockholders held on June 13, 2013 (the “Annual Meeting”), the following actions were taken. The proposals below are described in detail in the Company’s definitive proxy statement dated May 3, 2013 for the Annual Meeting.

Proposal 1

Each of the individuals listed below was elected, by a majority of the votes cast at the Annual Meeting and entitled to vote on the election of directors, to serve on the Board of Directors of the Company until the 2016 Annual Meeting of Stockholders.

Nominee	For	Against	Abstain	Broker Non-Votes
R. Scott Greer	88,600,347	5,269,442	1,513,622	13,143,360
Christopher A. Kuebler	88,087,998	5,792,145	1,503,268	13,143,360
Lutz Lingnau	88,718,617	5,159,925	1,504,869	13,143,360

In addition to the directors elected above, Robert B. Chess, Joseph J. Krivulka, Howard W. Robin, Susan Wang, Roy A. Whitfield, and Dennis L. Winger continued to serve as directors after the Annual Meeting.

Proposal 2

The proposal to ratify the appointment, by the audit committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013, as described in the proxy materials, was approved with approximately 97.6% of the shares present or represented and voting at the Annual Meeting voting for the proposal and approximately 1% voting against the proposal.

For	Against	Abstain
105,911,430	1,082,504	1,532,837

Proposal 3

The proposal to approve the compensation of the Company’s Named Executive Officers, on a non-binding advisory basis, was approved with approximately 88.5% of the shares present or represented and voting at the Annual Meeting voting for the proposal and approximately 9.9% voting against the proposal.

For	Against	Abstain
84,436,482	9,410,590	1,536,339

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEKTAR THERAPEUTICS

Date: June 18, 2013	By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie General Counsel and Secretary